SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                           (Amendment No. ...)*



                         Comfort Systems USA, Inc.
                             (Name of Issuer)

                   COMMON STOCK $.01 PAR VALUE PER SHARE
                      (Title of Class of Securities)

                                 199908 10 4
                              (CUSIP Number)


      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 437881 10 5                13G                 Page 2 of 6 Pages

   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT J.  POWERS


   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (A)
             NONE
                                                             (B)

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES OF AMERICA

                   5     SOLE VOTING POWER
   NUMBER OF
     SHARES                   1,461,915
  BENEFICIALLY
    OWNED BY       6     SHARED VOTING POWER
      EACH
   REPORTING                    0
     PERSON        7     SOLE DISPOSITIVE POWER
      WITH
                              1,461,915

                   8     SHARED DISPOSITIVE POWER

                                0
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,461,915
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         5.5%
  12   TYPE OF REPORTING PERSON*

         IN

                                   ITEM 1(A)

The name of the issuer is Comfort Systems USA, Inc. ("Comfort").

                                   ITEM 1(B)

The principal executive office of Comfort is Three Riverway, Suite 200, Houston, Texas 77056.

                                   ITEM 2(A)

The reporting person is Robert J. Powers.

                                   ITEM 2(B)

The address of Robert J. Powers is Quality Air Conditioning, 3395 Kraft Avenue, SE, Grand Rapids, Michigan 49512.

                                   ITEM 2(C)

Robert J. Powers is a citizen of the United States of America.

                                   ITEM 2(D)

The class of securities of Comfort owned beneficially by Robert J. Powers is common stock, $.01 par value (the "Common Stock").

                                   ITEM 2(E)

CUSIP Number: 199908 10 4

                                    ITEM 3
Not applicable

                                    ITEM 4

(a) The amount of securities beneficially owned by Robert J. Powers is 1,461,915 shares of Common Stock.

(b) The percent of the class of Common Stock beneficially owned by Robert J. Powers is 5.5%.

(c) Robert J. Powers has the sole power to vote or to direct the vote of 1,461,915 shares of the Common Stock and the sole power to dispose or to direct the disposition of 1,461,915 shares of the Common Stock.

                                    ITEM 5

Not applicable

                                    ITEM 6

Not applicable

                                    ITEM 7

Not applicable

                                    ITEM 8

Not applicable

                                    ITEM 9

Not applicable

                                    ITEM 10

Not applicable

SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          2/13/98
                                    (Date)


                                          /S/ ROBERT J.  POWERS
                                    (Signature)


                                          ROBERT J.  POWERS
                                    (Name/Title)